UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report: February 9, 2006

(Date of earliest event reported)

BIO-RAD LABORATORIES, INC.

(exact name of registrant as specified in its charter)

Commission File Number: 1-7928

Delaware	94-1381833
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

1000 Alfred Nobel Dr.

Hercules, California 94547

(Address of Principal executive offices, including zip code)

(510) 724-7000

(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 1.01 Entry into a Material Definitive Agreement

Bio-Rad Laboratories, Inc. (the “Company”) entered into the Connecticut Settlement Agreement, dated as of February 9, 2006 (the “Connecticut Settlement Agreement”), with Applera Corporation (“Applera”), Roche Molecular Systems, Inc. (“Roche”), MJ Research, Inc. (a wholly-owned subsidiary of the Company), John Finney and Michael Finney (the “Finneys”).  The Connecticut Settlement Agreement resolves the patent infringement lawsuit originally filed by Applera and Roche against the Finneys and MJ Research (acquired by the Company in 2004) in the U.S. District Court for the District of Connecticut in 1998 relating to base thermal cyclers and provides the financial terms of the settlement.  In connection with the Connecticut Settlement Agreement, the Company entered into an Amended and Restated Thermal Cycler Supplier Agreement, dated as of February 9, 2006 (the “Restated Thermal Cycler Supplier Agreement”), with Applera, through its Applied Biosystems Group (“ABI”), which supersedes and replaces the Thermal Cycler Supplier Agreement between the Company and ABI dated as of April 1, 1998.  Under the Restated Thermal Cycler Supplier Agreement, ABI grants a worldwide royalty-bearing license to the Company under certain of its patents relating to thermal cycler instruments.

The Company also entered into the Real-Time Settlement Agreement on February 9, 2006, with an effective date of April 1, 2005 (the “Real-Time Settlement Agreement”), with Applera.  The Real-Time Settlement Agreement resolves the patent infringement lawsuit brought by Applera against the Company and MJ Research alleging infringement of a patent owned by Applera claiming technology related to real-time thermal cycler instruments, which lawsuit was originally filed in November 2004 in the U.S. District Court for the District of Connecticut.  In connection with the Real-Time Settlement Agreement, the parties entered into the Real-Time Instrument Patent License Agreement, dated as of February 9, 2006 (the “Real-Time License Agreement”), with Applera through ABI.  Under the terms of the Real-Time License Agreement, ABI grants a royalty-bearing license in the research and applied fields (but not the human and veterinary in vitro diagnostics fields) to the Company relating to its real-time instrument business in the United States and a term limited license in the rest of the world.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

BIO-RAD LABORATORIES, INC.

Date: February 15, 2006	By:	/s/ Christine A. Tsingos
Christine A. Tsingos
Chief Financial Officer